CONTRACT FOR SALE OF REAL ESTATE

RIGHT OF FIRST REFUSAL

THIS AGREEMENT made and entered into by and between All American Homes of Tennessee, LLC  (“Seller") and Steven A. Martin. or assigns (“BUYERs").  For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

THE PROPERTY.  Seller hereby agrees to sell and BUYER hereby agrees to purchase, upon the terms and conditions herein set forth, the tract of land, improvements thereon, if any, and appurtenances thereunto belonging, located in the Springfield North Industrial Park, County of Robertson, State of Tennessee, more particularly described as follows: an office / warehouse building containing approximately  143,498 s.f. and a 7,598 s.f. storage building situated on 44.49 acres and located at 102 Evergreen Drive and further identified as Map 69 Parcel 1309 of the Robertson  County Tax Maps (the “Real Estate”).

Flood Zone:     X      NO

          Yes

The personal property sold by this contract shall be everything identified on the attached Schedule 1 entitled Equipment and Furniture, all of which is located on or about the above described premise (“Included Personal Property”), and which shall not be removed by SELLER or its agents, without the written consent of BUYER.  The following items are specifically excluded from this sale and are retained by SELLER:  trucks, yard inventory modules, model homes and model home furnishings.   The Included Personal Property will be transferred to BUYER by a separate AS IS ABSOLUTE BILL OF SALE.  SELLER represents that no security interest in personal property or fixtures which are being sold under this contract exists, or will exist at the time of closing, in favor of any person or entity. Buyer acknowledges that it is familiar with the condition of the goods and has inspected the goods, and further acknowledges that All American Homes of Tennessee is not a merchant of the goods.  Buyer acknowledges that the goods are sold AS IS, without any warranty as to condition or value, AND WITHOUT ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, and Buyer voluntarily assumes all risks and damages resulting from or arising out of the use of the goods.  Said Included Personal Property and Real Estate being sold and purchased hereunder shall be referred to herein collectively as the "Property".

2.

PURCHASE PRICE.  The purchase price of the Property shall be  $5,000,000.00.  Any earnest money deposit held by escrow agent shall be applied to the purchase price and the balance shall be paid as follows: BUYER shall deliver cash to the Seller at closing.

3.

DATE OF CLOSING.  The closing of this purchase shall take place at a time reasonably designated by BUYER  however the BUYER shall furnish not less than forty-eight (48) hours (must be business days) written notice to Seller of Closing.  In no event shall Closing be later than October 31, 2006.

3.1

PLACE OF CLOSING. Closing will be held at the office of Seller or as otherwise agreed upon.

4.

OBLIGATIONS OF PARTIES AT CLOSING.  At the closing, the parties hereto shall satisfy and perform the following:

(a)

Seller shall:

(i)

Deliver a special warranty deed, (i.e. a limited warranty trustee’s deed), suitable for recording, conveying to BUYER or its designee such title as in effect as of the effective date of the title insurance commitment to be provided to BUYER as herein below described.

(ii)

Deliver to BUYER, at Seller's expense, a title policy on the Property from a title company reasonably designated by BUYER in the amount of Four Million Dollars ($4,000,000.00) and insuring title without exception other than as shown on the title insurance commitment provided to BUYER as herein below provided.

(iii)

Pay the applicable real estate brokerage commission as hereinafter provided.

(iv)

Deliver to BUYER possession of the Property, free and clear of all leases, tenancies, and occupancies, except those specified in the title insurance commitment provided to BUYER as herein below provided.

(v)

Deliver to BUYER a current boundary survey, and a set of as build plans of the building.

(vi)

Deliver to the BUYER a Phase One Environmental report.

(b)

BUYER shall:

Make full cash payment to Seller for the purchase price of the Property.  The name of the grantee to the Deed shall be specified by BUYER prior to Closing.

5.

EARNEST MONEY DEPOSIT and RIGHT OF FIRST REFUSAL.

5.1

INITIAL EARNEST MONEY DEPOSIT.    BUYER upon acceptance of this contract by Seller will deliver within three (3)business/banking days thereafter to NAI NASHVILLE ("Broker" and “Escrow Agent”) the sum of Thirty Thousand Dollars and no cents ($30,000.00) as a non-refundable earnest money deposit (the “Initial Deposit”) on account of the purchase price hereunder.  Broker shall deposit said check in a separate escrow account.  All checks representing deposits for which Broker receives shall be deposited in Broker's escrow account prior to closing and shall be subject to clearance. Accrued interest shall accrue in favor of Buyer, and shall be applied toward the Purchase price, unless Buyer cancels this contract or fails to Close within 60 days of the date of this Contract (“First 60 Days”), in which event the Initial Deposit and any accrued interest is forfeited to Seller.

5.2

SECOND EARNEST MONEY DEPOSIT.  If the sale has not Closed within First 60 Days of the date of this Contract, BUYER must immediately deliver an additional Seventy Thousand Dollars and no cents ($70,000.00) (the “Second Deposit”) to extend this Contract for an additional sixty (60) day period (the “Second 60 Days”).   The Second Deposit and accrued interest shall be applied toward the Purchase price, unless Buyer cancels this contract, or fails to close within the Second 60 Days, in which event said Deposit and any accrued interest, is forfeited to Seller.

5.3

RIGHT OF FIRST REFUSAL.  BUYER acknowledges that the Property shall remain on the market, throughout the First and Second 60 Day periods, and that BUYER shall have a Right of First Refusal in the event that Seller receives additional offer(s).  Upon receipt by Seller of an offer, Seller shall notify BUYER of the offer and allow BUYER fifteen (15) days to exercise the Right of First Refusal.  If BUYER can not close on his offer to purchase the Property in the fifteen day period, this Contract for Sale of Real Estate shall automatically terminate, and Seller is free to sell the Property to the new offeror.  Where BUYER is asked to exercise the Right of First Refusal during the First 60 Days and can not close on his offer to purchase the Property within the fifteen day period, Seller shall return the Initial Deposit to BUYER, this Contract for Sale of Real Estate shall automatically terminate, and Seller is free to sell the Property to the new offeror.  Where BUYER is asked to exercise the Right of First Refusal during the Second 60 Days and can not close on his offer to purchase the Property within the fifteen day period, BUYER shall forfeit the Initial Deposit, and Seller shall return the Second Deposit to BUYER, this Contract for Sale of Real Estate shall automatically terminate, and Seller is free to sell the Property to the new offeror.

6.

RISK OF LOSS.  Risk of loss shall remain on Seller prior to closing, at which time it shall pass to Buyer.

7.

APPLICATION FOR TITLE INSURANCE.  Promptly after the execution hereof, Seller will apply for a standard ALTA title binder from a title company reasonably designated by BUYER and will furnish copies thereof to BUYER upon receipt.  BUYER shall have fifteen  (15) days following its receipt of the title insurance binder (the "Commitment") referred to in numbered Paragraph 7 of the main body of this Agreement within which to notify Seller in writing of any objections(s) to any matters shown on the Commitment other than general utility easements that do not materially impair (in BUYER's reasonable discretion) BUYER's intended development of the property.  In the event BUYER fails to object to any such matters within such period, BUYER shall be deemed to have accepted the exceptions to title disclosed by said Commitment, and to have waived any of objection(s) BUYER may have within such period, Seller shall have fifteen (15) days (or until Closing if a longer period) within which to remedy such objection(s).  If Seller cannot, or elects not, to cure such objection(s) within such period, then BUYER shall elect, within five (5) days following written notice from Seller of Seller's inability to remedy (or its election not to remedy such objection(s) either (i) to waive such objection(s) and proceed with the closing of this transaction, without reduction in the Purchase Price or (ii) to terminate this Agreement in which event this Agreement shall be null and void and neither party shall have any further obligation to the other hereunder.  Failure by BUYER to notify Seller in writing within said five (5) day period shall be deemed conclusively to be the election by BUYER to proceed under (i) above.  Notwithstanding, anything herein or in the main body of this Agreement to the contrary, in the event of any termination of this Agreement pursuant to the terms of provisions of the Paragraph, there shall be no brokerage commission due Broker (under this or under any other agreement) from either Seller or BUYER, and Broker expressly acknowledges and agrees to same.

8.

PRORATIONS AT CLOSING.  Real estate taxes for the current year, rentals and insurance premiums (acceptable to BUYER), interest on encumbrances, and operating expenses (for service contracts or other obligations assumed by BUYER), if any, shall be prorated as of the date of closing.

9.

CONDEMNATION OR DESTRUCTION.  If prior to the closing of this transaction, all or any substantial part of the Property is condemned, damaged or destroyed, or any entity so authorized by law notifies either party that it intends to exercise its powers of eminent domain by taking the property that is the subject of this contract, BUYER shall have the option of either applying the proceeds of any condemnation award or insurance policies to reduce the total consideration provided herein or terminating this contract by delivering written notice of termination pursuant to this section to Seller within ten (10) days of the date Seller notifies BUYER in writing of such condemnation, damages or destruction.  In the event of such termination, BUYER shall be entitled to a refund of the entire Deposit.

10.

NO GOVERNMENT NOTICES.  Seller warrants that Seller has not received, nor is aware of, any notification from any City, County, State or other governmental authority having jurisdiction, requiring any work to be done on or affecting the Property or expressing an intent to condemn or make special improvements for the benefit of the Property.  Seller further warrants that in the event any such notice is received prior to closing, Seller shall submit such notice to BUYER for examination and approval.  Should BUYER fail to approve any such notice within five (5) days from the date BUYER receives such notice, this contract shall be canceled without further liability to either party except BUYER shall be entitled to a refund of the entire Deposit.

11.

ASSIGNMENT.  BUYER shall have the right to assign this contract and all rights hereunder, provided the assignee shall assume in writing all the obligations of BUYER hereunder.  In case of such an assignment, BUYER shall further have the right to be relieved of any future liability under this contract, provided Seller gives its written consent thereto.

12.

BROKERAGE.  In negotiating this contract, Broker has rendered a valuable service for which reason Broker is made a party hereto, and seller shall pay Broker a commission upon closing.  No commission shall be due unless the sale contemplated herein closes.  Should BUYER and Seller choose to close this transaction without payment of the commission due Broker, Seller shall be liable to Broker for such amount irrespective of anything herein to the contrary.

Commission to be paid in this transaction shall be six percent (6%) of the price for the real estate, which is $4.0 million dollars, which Seller agrees to pay to Broker in accordance with the provisions hereof.

Except as expressly set forth herein, the provisions of this section shall not supersede or waive any rights Broker has under any contract with Seller or BUYER concerning the sale or purchase of the Property.

13.

ADDITIONAL REMEDIES.  In the event of breach of this contract by either BUYER or Seller, the other party shall have, in addition to the remedies as herein provided, such additional remedies as otherwise allowed by law.

14.

MISCELLANEOUS.

(a)

Time is of the essence of this contract.

(b)

If any term or condition of this contract be invalid or unenforceable, the remainder of the contract shall be affected thereby.

(c)

This contract constitutes the entire agreement of the parties hereto and, unless specified otherwise herein, no representation, inducement, promises or prior agreements, oral or written, between the parties or made by any agent on behalf of the parties shall be of any force or effect.

(d)

This contract shall be construed and interpreted under the laws of the State of Tennessee.

(e)

BUYER and Seller shall at the time of closing execute such other papers and documents as may be legally necessary in order to close this transaction.

(f)

The provisions of this contract shall not merge into the documentation from this transaction and shall survive the closing of this transaction and the execution and delivery of the deed pursuant hereto.

(g)

Any notice hereunder must be in writing, and shall be effective when received by Certified Return Receipt Requested, or facsimile, only.  For purposes of notice, the addresses of the parties shall be set forth below or as may be designated from time to time.

(h)

The provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their prospective heirs, legal representatives and assigns.

(i)

Any addendum attached hereto shall be deemed a part hereof and shall supersede any conflicting terms or conditions contained in this contract.

(j) To the extent that any date falls on a weekend, or legal holiday, then that date shall be extended to the next business day.

15.

INSPECTION.  Commencing on the date of this contract, and subject to the rights of all tenants, BUYER, BUYER's agents, employees, and contractors shall have the right during regular business hours, but without interfering with the operations being carried on upon the Property, to enter the Property and conduct such tests and inspections of the condition of the Real Estate and the equipment or structures contained on the Real Estate, surveys, or other such reasonable investigations as may be necessary.  In the event such tests or inspections shall reveal defects which materially affect the value of the Real Estate for Buyer’s intended use, BUYER shall have the right: (i) to terminate this Agreement; or (ii) BUYER shall deliver to Seller, within twenty (20) days after last execution hereof, notice of objection to such condition or defect.  Seller shall have ten (10) days from receipt of said objections to cause them to be removed, repaired, or remedied, or begin such relevant cure where said cure will require more than ten (10) days to complete,  failing which event BUYER shall have a period of ten (10) days to give notice of cancellation of this contract.     Failure to give such notice within the time provided shall constitute a waiver of any objection as to the condition of the Property.  Seller agrees to provide to BUYER any reports that have been conducted on the property, all leases and all building plans within fifteen (15) days of execution hereof.

16.

BROKER PARTICIPATION.  BUYER and Seller warrant to Broker and to each other that they have dealt with no real estate broker in connection with this sale other than NAI Nashville and that no other broker is entitled to any commission on account of this contract.

17.

BROKER REPRESENTATION.  BUYER and Seller acknowledge that NAI Nashville represents both parties in this transaction.

18.

EXPIRATION OF OFFER.  In the event Seller does not accept this offer on or before the June 15, 2006, this offer shall become null and void.

June 22, 2006

    June 13, 2006

BUYER:	SELLER:
Steve A. Martin or Assigns	All American Homes of Tennessee, LLC
By: /s/ Steve A. Martin	By: /s/ David A. Kurth
Title: Organizer	Title: Vice President, Gen. Mgr.
Address: 504 Dock Side Drive, Emerald Isle, NC 28954	Address: 102 Evergreen Dr. Springfield, TN 37172
Fax: 252-342-6482	Fax: 574-262-8823

NAI Nashville - Broker
By: /s/ Terry E. Smith
Address: 300 Broadway, Nashville, TN 37201
Fax: 615-244-2957